Exhibit 99.1

ADMINISTAFF ANNOUNCES RECORD QUARTERLY RESULTS

•	Gross Profit Increases 15% on 9% Unit Growth
•	Operating Income Increases 31%
•	EPS Increases 35%

HOUSTON - August 1, 2007 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced results for the second quarter and six months ended June 30, 2007. The company reported a 30.0% increase in second quarter net income to $13.6 million in the 2007 period from $10.5 million in the 2006 period. Diluted earnings per share increased 35.1% to $0.50.

Second Quarter Results

Revenues for the second quarter of 2007 increased 11.5% over the 2006 period to $376.8 million, due to an 8.5% increase in the average number of worksite employees paid per month and a 2.7% increase in revenues per worksite employee per month.

“We are very pleased with the solid unit growth and substantial gross profit improvement experienced in the second quarter,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “Our strong operating results have positioned us well to take advantage of new market and product opportunities over the second half of 2007 and into next year.”

Gross profit increased 15.0% over the second quarter 2006 to $78.5 million due to the growth in the average number of worksite employees paid and better-than-expected results from direct cost programs. The average gross profit per worksite employee per month increased to $241 in the 2007 period from $228 in the 2006 period.

Operating expenses for the quarter increased 10.9% to $60.2 million, and included the planned addition of sales and service personnel and an accrual for incentive compensation due to better-than-expected operating results.

Operating income for the second quarter of 2007 increased 31.0% to $18.3 million, with an average operating income per worksite employee per month of $56 compared to $47 in the 2006 period.

Year-to-Date Results

For the six months ended June 30, 2007, the company reported a 4.8% increase in net income to $22.0 million compared to $21.0 million in the same period in 2006. Diluted earnings per share increased to $0.79 from $0.74 in the 2006 period.

(more)

Administaff, Inc.

Year-to-date revenues were $784.5 million, a 12.3% increase over the 2006 period, which resulted from an 8.9% increase in the average number of worksite employees paid per month and a 3.1% increase in revenues per worksite employee per month. Gross profit for the six months ended June 30, 2007 increased 7.6% to $146.5 million. The average gross profit per worksite employee per month was $229, a 1.3% decrease compared to the 2006 period.

Year-to-date operating expenses increased 9.6% to $118.2 million. On a per worksite employee per month basis, operating expenses increased 0.5% over the 2006 period to $185. The resulting operating income for the six months ended June 30, 2007, was $28.3 million compared to $28.4 million in the 2006 period.

EBITDA for the first half of the year was $41.8 million. In addition, the company received a scheduled return of $24.3 million in excess funding from its workers’ compensation program. Cash outlays included capital expenditures of $5.5 million, dividends of $6.1 million and share repurchases.

“During the quarter we repurchased over one million shares at a cost of approximately $35 million while maintaining working capital of approximately $119 million,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “For the full year, we have repurchased 1.4 million shares at a cost of approximately $48 million, and have 1.1 million shares remaining under the authorization.”

Administaff will be hosting a conference call today at 10 a.m. EDT to discuss these results, give guidance for the third quarter and full year 2007 and answer questions from investment analysts. To listen in, call 800-322-5044 and use passcode 45731304. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script and company guidance for the third quarter and full year 2007 will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 76022692, for two weeks after the call. The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 46 sales offices in 23 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

(more)

Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations, including but not limited to the California State Unemployment Tax matter; (iii) changes in our direct costs and operating expenses including, but not limited to, increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

(more)

Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Cash and cash equivalents	$118,933	$148,416
Restricted cash	35,792	37,405
Marketable securities	86,348	85,617
Accounts receivable	122,008	122,723
Prepaid expenses and other current assets	18,987	15,233
Income taxes receivable	48	3,193
Deferred income taxes	196	2,492
Total current assets	382,312	415,079

Property and equipment, net	79,268	81,120
Deposits	47,456	59,890
Other assets	5,823	5,426
Total assets	$514,859	$561,515

Liabilities and Stockholders’ Equity
Accounts payable	$3,307	$3,802
Payroll taxes and other payroll deductions payable	89,641	116,926
Accrued worksite employee payroll expense	102,896	94,818
Accrued health insurance costs	9,045	2,824
Accrued workers’ compensation costs	37,384	39,035
Other accrued liabilities	20,416	28,690
Current portion of long-term debt	606	583
Total current liabilities	263,295	286,678

Long-term debt	857	1,166
Accrued workers’ compensation costs	40,491	40,019
Deferred income taxes	5,979	5,207
Total noncurrent liabilities	47,327	46,392

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,457	135,942
Treasury stock, cost	(98,091)	(55,405)
Accumulated other comprehensive income, net of tax	(141)	(131)
Retained earnings	163,703	147,730
Total stockholders’ equity	204,237	228,445
Total liabilities and stockholders’ equity	$514,859	$561,515

(more)

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2007	2006	Change	2007	2006	Change

Operating results:
Revenues (gross billings of $2.191 billion, $1.910 billion, $4.465 billion and $3.822 billion, less worksite employee payroll cost of $1.814 billion, $1.573 billion, $3.681 billion and $3.124 billion, respectively)	$376,758	$337,778	11.5%	$784,516	$698,414	12.3%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	298,291	269,562	10.7%	637,982	562,205	13.5%
Gross profit	78,467	68,216	15.0%	146,534	136,209	7.6%
Operating expenses:
Salaries, wages and payroll taxes	33,076	29,440	12.4%	65,121	57,664	12.9%
Stock-based compensation	2,435	1,068	128.0%	3,743	1,357	175.8%
General and administrative expenses	14,276	13,876	2.9%	30,222	29,851	1.2%
Commissions	2,704	2,709	(0.2)%	5,623	5,542	1.5%
Advertising	3,958	3,319	19.3%	6,060	5,702	6.3%
Depreciation and amortization	3,704	3,829	(3.3)%	7,424	7,724	(3.9)%
Total operating expenses	60,153	54,241	10.9%	118,193	107,840	9.6%
Operating income	18,314	13,975	31.0%	28,341	28,369	(0.1)%
Other income (expense):
Interest income	2,987	3,008	(0.7)%	5,984	5,817	2.9%
Interest expense	(29)	(392)	(92.6)%	(61)	(1,062)	(94.3)%
Other, net	—	(7)	—	9	112	(92.0)%
Income before income tax expense	21,272	16,584	28.3%	34,273	33,236	3.1%
Income tax expense	7,627	6,087	25.3%	12,235	12,198	0.3%
Net income	$13,645	$10,497	30.0%	$22,038	$21,038	4.8%
Diluted net income per share of common stock	$0.50	$0.37	35.1%	$0.79	$0.74	6.8%
Diluted weighted average common shares outstanding	27,517	28,561		27,845	28,473

(more)

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2007	2006	Change	2007	2006	Change

Statistical data:
Average number of worksite employees paid per month	108,336	99,839	8.5%	106,609	97,923	8.9%
Revenues per worksite employee per month (1)	$1,159	$1,128	2.7%	$1,226	$1,189	3.1%
Gross profit per worksite employee per month	241	228	5.7%	229	232	(1.3)%
Operating expenses per worksite employee per month	185	181	2.2%	185	184	0.5%
Operating income per worksite employee per month	56	47	19.1%	44	48	(8.3)%
Net income per worksite employee per month	42	35	20.0%	34	36	(5.6)%

(1)	Gross billings of $6,741, $6,378, $6,981 and $6,506 per worksite employee per month, less payroll cost of $5,582, $5,250, $5,755 and $5,317 per worksite employee per month, respectively.

(more)

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Six months ended
	June 30,			June 30,
	2007	2006	Change	2007	2006	Change

Payroll cost (GAAP)	$1,814,103	$1,572,541	15.4%	$3,680,862	$3,124,043	17.8%
Less: Bonus payroll cost	120,779	108,381	11.4%	356,774	262,108	36.1%
Non-bonus payroll cost	$1,693,324	$1,464,160	15.7%	$3,324,088	$2,861,935	16.1%

Payroll cost per worksite employee (GAAP)	$5,582	$5,250	6.3%	$5,755	$5,317	8.2%
Less: Bonus payroll cost per worksite employee	372	362	2.8%	558	446	25.1%
Non-bonus payroll cost per worksite employee	$5,210	$4,888	6.6%	$5,197	$4,871	6.7%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Six months ended June 30,
	2007	2006

Net income (GAAP)	$22,038	$21,038
Interest expense	61	1,062
Income tax expense	12,235	12,198
Depreciation and amortization	7,424	7,724
EBITDA	$41,758	$42,022

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

(more)

Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

###